UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2005

Retractable Technologies, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-30885	75-2599762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

511 Lobo Lane, Little Elm, Texas	75068-0009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 294-1010

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

We entered into a License Agreement with Baiyin Tonsun Medical Device Co., Ltd. (“BTMD”) as of May 13, 2005, which was approved by the People’s Republic of China (the “PRC”) on August 1, 2005 which approval was received on August 4, 2005. Pursuant to the terms of the contract, we have granted to BTMD a limited exclusive license to manufacture and a limited exclusive right to sell syringes in the PRC having retractable needles that incorporate our technology for a term of three years. We may still manufacture or have made and sell our products in the PRC as well. This License Agreement is subject to the Technology License Agreement dated June 23, 1995 between Mr. Thomas J. Shaw, our founder and CEO, as licensor and the Company, as licensee. If BTMD is unable to satisfy any demand by an unrelated third party for retractable syringes embodying the technology, we have the right to license other manufacturers or distributors to satisfy the demand provided that BTMD shall have the right of first refusal to supply such syringes, which must be exercised by written confirmation within 45 days of notice from us.

In consideration for the above, BTMD has agreed to use its best efforts to commercially exploit the manufacture and sale of these products in the PRC and to pay us a quarterly royalty of two and one-half cents per unit on 1/2 cc, 3 cc, and 5 cc syringes and a royalty of three and one-half cents per unit on 1 cc and 10 cc syringes. BTMD is in the process of building its facility and we anticipate the receipt of royalties beginning no later than the first contract year. The obligation to pay the royalties continues even if any and all of our patent rights in the PRC are found to be invalid or unenforceable for any reason. No royalty is due until the products are sold except royalties are due on unsold inventory in the event the contract is terminated. BTMD is also obligated to pay us a $100,000 deposit within 30 days of the effective date of the contract. Initial royalties due will be deducted from this amount. Such amount shall be refunded to BTMD one year after receipt of the deposit less any applicable deductions for late or overdue royalty payments. All royalties shall be paid in US dollars and shall be free of any deductions for taxes or tariffs.

We may terminate the License Agreement in our sole discretion for breach of any material term or condition that remains uncured for 45 days after notice and if the deposit is not timely received. We further have the right, but not the obligation, to terminate the contract if we have not received royalty payments for at least 25,000,000 units during 2006, 50,000,000 units in 2007 and 100,000,000 units per year for each year thereafter. BTMD does not have the right to pay minimum royalties for units that are not manufactured in order to keep the License Agreement in effect. In the event that ownership or control of either the Company or BTMD is acquired by a third party (including any governmental agency) the other party may terminate the License Agreement with 120 days’ notice. BTMD agrees not to manufacture or sell such syringes after the License Agreement has terminated.

Finally, BTMD further agreed not to sell the products to our competitors for resale in the PRC including, specifically, Becton Dickinson, B. Braun, Terumo, OMI, and Tyco.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

99.	Press release issued by Retractable Technologies, Inc. on August 9, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: August 11, 2005	RETRACTABLE TECHNOLOGIES, INC.
(Registrant)

	BY:	/s/ THOMAS J. SHAW
THOMAS J. SHAW
PRESIDENT AND CHIEF EXECUTIVE OFFICER